EXHIBIT 23.1

[LETTERHEAD OF MOORE STEPHENS]

15 December 2005

U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549
United States of America

Dear Sir/Madam,

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Puda Coal, Inc. on Form SB-2 of our Auditors' Report, dated June 9, 2005, on the balance sheet of Shanxi Puda Resources Co., Ltd. as of December 31, 2004, and the related statements of operations, changes in owners' equity, and cash flows for each of the two years in the period then ended.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

/s/ Moore Stephens

Certified Public Accountants
Hong Kong